Exhibit 11.1

                         NEWMIL BANCORP, INC.
              COMPUTATION OF NET INCOME PER COMMON SHARE
                (in thousands except per share amounts)

                                        Three months     Six months
                                           ended           ended
                                        December 31,     December 31,

                                        1998    1997     1998    1997
                                        ----    ----     ----    ----
Net income
Net income - basic and diluted          $323    $705     $1,125  $1,406
                                        ====    ====     ======  ======

Weighted Average Common and Common
Equivalent Stock
Weighted average common stock
  outstanding                          3,838   3,848      3,836   3,842
                                       =====   =====      =====   =====
Assumed conversion as of the
  beginning of each period or upon
  issuance during a period of stock
  options outstanding at the end
  of each period                         402     415        411     414

Assumed purchase of treasury stock
  during each period with proceeds
  from conversion of stock options
  outstanding at the end of each
  period                                (210)   (202)      (214)   (205)
                                       -----   -----      -----   -----
Weighted average common and common
  equivalent stock outstanding
  - diluted                            4,030   4,061      4,033   4,051
                                       =====   =====      =====   =====
Earnings Per Common and Common
Equivalent Share
Basic                                  $0.08   $0.18      $0.29   $0.37
                                       =====   =====      =====   =====
Diluted                                $0.08   $0.17      $0.28   $0.35
                                       =====   =====      =====   =====